Filed pursuant to 424(b)(3)
Registration No. 333-200594
BLACK CREEK INDUSTRIAL REIT IV INC.
SUPPLEMENT NO. 7 DATED JULY 12, 2019
TO THE PROSPECTUS DATED APRIL 30, 2018
This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Black Creek Industrial REIT IV Inc., dated April 30, 2018 (the “Prospectus”), as supplemented by Supplement No. 1, dated April 18, 2019, Supplement No. 2, dated May 15, 2019, Supplement No. 3, dated May 21, 2019, Supplement No. 4, dated June 14, 2019, Supplement No. 5, dated July 1, 2019 and Supplement No. 6, dated July 11, 2019. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.
Investments in Real Estate-Related Debt and Securities Update
The following is added at the end of the section titled “Investment Strategy, Objectives and Policies—Investments in Real Estate—Related Debt and Securities-Mortgage Loans Secured by Commercial Real Properties” on page 117 of the Prospectus:
Mortgage Programs and Mortgage Backed Securities
Our charter does not preclude us from investing in mortgage programs, commercial mortgage backed securities (“CMBS”) and residential mortgage backed securities (“RMBS”). However, we will not invest in mortgage programs, CMBS or RMBS unless appraisals of the underlying properties are obtained and the aggregate amount of all mortgage loans outstanding on the properties do not exceed an amount equal to 85% of the appraised value of the properties or substantial justification exists because of the presence of other underwriting criteria.

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